Exhibit 10.1

VOLUNTARY CONVERSION AGREEMENT

THIS VOLUNTARY CONVERSION AGREEMENT dated as of this ___ day of July, 2007 (this "Agreement") is entered by and between Accelerize New Media, Inc. (the "Company") and _________________________ (the "Holder").

W I T N E S S E T H:

WHEREAS, the Company has issued to the Holder that certain 10% Promissory Note (the “Note”) due [_______ __, 2007], in the total principal amount of [$__________]; and

WHEREAS, Holder is willing to voluntarily surrender the Note in exchange for unit(s) (each a “Unit”) comprised of shares of the Company’s 8% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”) and warrants (the “Warrants”) to purchase  shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), all in accordance with the terms of the private offering memorandum (the “Private Offering Memorandum”) attached hereto; and

WHEREAS, in order to induce the Holder to surrender the Note and exchange it for the Units, the Company is willing to issue to the Holder additional warrants (the “Additional Warrants”, and together with the Warrants, the Series B Preferred Stock and the Common Stock,  the “Securities”) to purchase fifty thousand (50,000) shares of Common Stock.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           Surrender and Cancellation of Note.  On or before the Closing Date (as defined below), Holder shall surrender the Note (and all principal and interest owing thereunder) to the Company for cancellation, and the Note shall be deemed cancelled and of no further force or effect on and as of [_______ __, 2007] (the "Closing Date").

2.           Payment of Balance. On or before the Closing Date, Holder shall pay to the Company, by check or wire transfer, the total amount of  [five] thousand dollars [$5,000], which amount represents the difference between the principal amount of the Note and the full price of [one (1)] Unit under the terms of the Private Offering Memorandum.

3.           Issuance of Units; Execution of Subscription Agreement.  Simultaneously with the Closing, the Company shall issue to the Holder [one (1)] Unit, comprising of [3,000] shares of the Company's Series B Preferred Stock, and Warrants to purchase up to [105,000] shares of the Company’s Common Stock, and the Holder shall execute and deliver to the Company a copy of the Subscription Agreement and Investor Questionnaire, in the form attached as Exhibit A to the Private Offering Memorandum (the “Subscription Agreement”).

4.           Additional Warrants.  Simultaneously with the Closing, the Company shall issue to the Holder Additional Warrants to purchase up to fifty thousand (50,000) shares of the Company’s Common Stock.

5.           Holder’s Representations and Warranties.  Holder hereby  represents and warrants as follows:

5.1           Purchase for Holder’s Own Account.  The Holder is purchasing the Securities for the Holder's own account and not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and/or sales registered under the Securities Act.  The Holder understands that Holder must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available. The Holder understands that currently there is no public market for any of the Securities.

5.2           Investment Intention of Holder.  The Holder understands that the Securities have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the Holder’s investment intention.  In connection with this, the Holder understands that it is the position of the Securities and Exchange Commission (the “SEC”) that the statutory basis for such exemption would not be present if the Holder’s representation merely meant that its present intention was to hold such securities for a short period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise, assuming that a market develops, or for any other fixed period.  The Holder realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with its representation to the Company, and the SEC might regard such a sale or disposition as a deferred sale to which such exemptions are not available.

5.3           Reliance on Exemptions from Registration.  The Holder understands that the Securities are being offered and sold in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein without limitation in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Securities.

5.4           Lack of Governmental Approval or Review.   The Holder understands that the Securities have not been approved or disapproved by the SEC or any State Securities Commission or any foreign governmental authority of any country nor has the SEC or any State Securities Commission or foreign governmental authority of any jurisdiction passed upon the accuracy of any information provided to the Holder or passed upon, or made any recommendation or endorsement of the securities or made any finding or determination as to the fairness of this offering. The Holder will furnish evidence satisfactory to the Company of compliance with the laws of any jurisdiction that, in the opinion of the Company, may be applicable, and the Company shall be entitled to require and rely upon an opinion of counsel at the expense of Holder which must be satisfactory to the Company with respect to compliance with laws of any jurisdiction deemed applicable by the Company.

5.5           Accredited Investor Status, and Suitability.  The Holder has read and understands Rule 501(a) of Regulation D of the Securities Act and represents that he  is an “Accredited Investor” as that term is defined by Rule 501(a).  The Holder further represents that he is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to a variety of sophisticated and complex investments that present investment decisions like those involved in the purchase of the Securities.  The Holder, in reaching a decision to subscribe, has such knowledge and experience in financial and business matters that the Holder is capable of reading, interpreting and understanding financial statements and evaluating the merits and risks of an investment in the Securities and has the net worth to undertake such risks.  Holder has invested in securities offered by the Company and/or invested in the securities of companies comparable to the Company that involve non-trading, and/or thinly traded securities and penny stocks, unregistered securities, restricted securities, high risk investments, operating losses and securities which are not listed or quoted on any national securities exchange.  The Holder represents that in addition to its own ability to evaluate the investment, it has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to it to evaluate the merits and risks of such an investment on its behalf, and that he recognizes the highly speculative nature of an investment in the Securities.  The Holder is familiar with the business operations and financial affairs of the Company.

5.6           Financial Suitability.  Holder understands that Holder may be unable to liquidate the Securities and any transfer of the Securities is limited. The Holder’s overall commitment to investments which are not readily marketable is not disproportionate to Holder’s net worth, and the investment in the Securities will not cause the Holder’s overall investment in illiquid high-risk investments to become excessive in proportion to Holder’s assets, liabilities and living standards.  The Holder can bear the economic risk of an investment for an indefinite period of time and can bear a loss of the entire investment in the Securities without financial hardship or a change in its living conditions.

5.7           Company Information.  The Holder understands that this issuance has not been registered under the Securities Act and is being made in reliance upon exemptions therefrom. Holder must rely upon the Holder’s own access to information about the Company and the issuance of the Securities. The Holder has requested, received, reviewed, understands and considered all information it deems relevant in making an informed decision to purchase the Securities, including but not limited to the Company’s financial information, and the Holder has conducted independent due diligence in matters involving the Company. Holder has consulted with Holder’s legal, tax, and investment advisors regarding his investment in the Securities and has received their approval to invest in the Securities.  The Holder understands that the Holder or the Holder's representatives have been and will continue to be provided with access to the Company's financial records.

6.           Miscellaneous.

6.1           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid or delivered by express delivery or facsimile transmission (with copy by mail) or electronic mail (with copy by mail) addressed as follows (or to such other address as either party shall notify the other):

(a)           If to Company, to:

Accelerize New Media, Inc.
6477 Highway 93 South, Suite 303
Whitefish, Montana 59937
Telecopy:(406) 892-2161
Attn: Brian Ross

(b)           If to Holder, to:

[NAME]
[ADDRESS]
[FAX]

6.2           Section Headings, Severability, Entire Agreement.  Section and subsection headings have been inserted herein for the convenience of the parties only and shall not be construed as part of this Agreement.  Every provision of this Agreement is intended to be severable.  If any term or provision of this Agreement shall be invalid, illegal, or unenforceable for any reason whatsoever, the validity, legality, and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.  This Agreement embody the entire agreement and understanding between Company and Holder and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.

6.3           Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered shall be an original, and it shall not be necessary when making proof of this Agreement to produce or account for more than one counterpart.

6.4           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement and all transactions, assignments and transfers hereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of New York without regard to such State’s rules of conflicts of laws.  The parties agree that the United States District Court for the Southern District of New York or any New York State court shall have jurisdiction to hear and determine any claims or disputes pertaining to the financing transactions of which this Agreement is a part and to any matter arising or in any way related to this Agreement.  The parties expressly submit and consent in advance to such jurisdiction in any action or proceeding. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

IN WITNESS WHEREOF,  the parties hereto have executed this Consent on the date first set forth above.

ACCELERIZE NEW MEDIA, INC.

By:_______________________
     Name: Brian Ross
     Title: President and Chief Executive Officer

[HOLDER’S NAME]

____________________________